AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER executed to be effective as of May 31, 1996 (the "Agreement"), is entered into by and among Eco Soil Systems, Inc., a Nebraska corporation (the "Parent"), Eco Specialty, Inc., a Delaware corporation (the "Subsidiary"), Turf Specialty, Inc., a New Hampshire corporation ("Target") and Kevin Lyons and David Schermerhorn ("a Shareholder" or the "Shareholders"), being the owners of record of all of the issued and outstanding Stock of Target. Subsidiary and Target shall hereinafter sometimes together be referred to as the "Constituent Corporations".

         WHEREAS, the boards of directors of Parent, Subsidiary, and Target deem the merger of Target into Subsidiary (the "Merger") on the terms herein set forth to be desirable and in the best interests of their respective Stockholders, and have approved of this Agreement, and the boards of directors of Subsidiary and Target have directed that the Agreement be submitted to their respective Stockholders for approval, which approval has been obtained;

         Now, THEREFORE, Subsidiary and Target agree that Target shall be merged into Subsidiary, which shall be the surviving corporation, and that the plan, terms, and conditions of such merger shall be as follows:


                                   Section 1.

                                   The Merger

         1.1 Effect of Merger. On the Effective Date of the Merger (as defined in Section 4), Target shall be merged into Subsidiary (Subsidiary being the surviving corporation), the separate existence of Target shall cease, and Subsidiary as the surviving corporation shall continue its corporate existence under the laws of the State of Delaware under the name of Eco Specialty, Inc., name to be changed to Turf Specialty, Inc. effective as of the filing of the Certificate of Merger with the Delaware Secretary of State. On the Effective Date of the Merger, Subsidiary shall possess all the rights, privileges, powers and franchises of a public as well as private nature and be subject to all of the restrictions and duties of Target; and all rights, privileges, powers, and franchises of Target and all property, real, personal, tangible and intangible belonging to Target shall be vested in Subsidiary; and all property, rights, privileges, powers, and franchises of Target, and every other interest of Target, shall be the property of Subsidiary as they were of Target, and the title to any real estate vested by deed or otherwise in Target shall not revert or be in any way impaired by reason of this merger, provided that all rights of creditors, and all liens upon any property of Target shall be preserved unimpaired and all debts, liabilities, and duties of Target shall thenceforth attach to Subsidiary and may be enforced against Subsidiary to the same extent as if said debts, liabilities, and duties had been incurred or contracted by Subsidiary.

         1.2 Further Assurances. From time to time as and when requested by Subsidiary or its successors or assigns, the officers and directors of Target last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such other actions as shall be necessary to vest or perfect in or to confirm of record or otherwise, Subsidiary's title to, and possession of, all the property, interests, assets, rights, privileges, powers, franchises, and authority of Target, and otherwise to carry out the purposes of this Agreement, provided, however, that there shall be no obligation to execute documents which modify the rights or obligations of the Target or the Shareholders under this Agreement.

                                   Section 2.

                          Certificate of Incorporation

         2.1 Use of Name. The Certificate of Incorporation of Subsidiary shall be amended, (assuming availability of such name under Delaware law) by changing
Article I thereof so as to read in its entirety as follows: "The name of the corporation is Turf Specialty, Inc."

         2.2 Certification of Incorporation. On the Effective Date of the Merger, the Certificate of Incorporation of Subsidiary, as may hereby be amended, shall be the Certificate of Incorporation of the surviving corporation. Target agrees to take whatever action is necessary to ensure that the Turf Specialty name is available to Subsidiary so such name change or use of such name can be secured.

         2.3 Bylaws. The bylaws of Subsidiary shall be the bylaws of the surviving corporation in the Merger as set forth in this Agreement.


                                   Section 3.

                        Conversion and Exchange of Shares

         3.1 Conversion Ratio. The manner of converting or exchanging the shares of each of the Constituent Corporations shall be as follows:

                  (1) The merger shall effect no change in any of the shares of Subsidiary, and none of its shares shall be converted or issued as a result of the merger.

                  (2) Subject to the adjustment set forth in Section 3.3., and the provisions of Section 17.6, all of Target's common Stock which is issued and outstanding on the Effective Date of the Merger (the "Target Stock") shall, by virtue of the Assets (defined below) contributed by Target to Subsidiary as a result of the merger, be converted on the Effective Date into, without action on the part of Shareholders, the following consideration:

                  (a) The sum of Five Hundred Thousand Dollars ($500,000) in immediately available funds to be paid in equal shares to the two Shareholders (the "Cash Payment") with one-half (1/2) of the Cash Payment going to each of Kevin Lyons and David Schermerhorn

                  (b) Six Hundred Forty-seven Thousand, Six Hundred Fifty (647,650) shares of Parent Class A $0.005 par value common voting Stock(the "Parent Stock"); with one-half (1/2) of such shares going to each of Kevin Lyons and David Schermerhorn, and

                  (c) Two promissory Notes of the same Series, one made payable to Kevin Lyons and the other made payable to David Schermerhorn, each in the original face amount of Five Hundred Thousand and 00/100 Dollars ($500,000) on the terms and conditions stated in the form of promissory note which is attached hereto as Exhibit 3.1 (c), which is incorporated herein by this reference (the "Purchase Notes"). The Purchase Notes will be secured by a pledge of 100% of the authorized and issued Stock of the Subsidiary (the "Pledge").

                  (3) Shareholders, Parent and Subsidiary believe that the fair market value of the Cash Payment, the Parent Stock and the Purchase Notes are substantially equal to the fair market value of the assets received by Subsidiary from Target, but none of them make any warranty or representation to that effect.

         3.2 Exchange of Shares. Promptly on and after the Effective Date of the Merger, each Shareholder shall surrender a certificate or certificates representing the Target Stock to the secretary of Subsidiary. The Subsidiary shall in exchange therefor

                  (a) deliver to First NH Investment Services, Manchester, New Hampshire ("Escrow Agent") the number of shares of Parent Stock required to be escrowed pursuant to Section 17.6 below; and

                  (b) deliver to the Shareholders the balance of the Parent Stock, the Cash Payment and the Purchase Notes.

Until so presented and surrendered, each certificate which represents issued and outstanding shares of Target Stock shall be deemed for all purposes to evidence ownership of the Parent Stock into which such Target Stock has been converted pursuant to the Merger. However, until surrender of the Target Stock, Shareholders shall not be entitled to vote at any meeting of Parent.

         3.3 Adjustments to the Purchase Consideration: Limited Right of Exchange; Standard Accounting Practices; Dispute Resolution, etc. The considerations to be delivered to the Shareholders under Section 3.1 shall be subject to adjustment as follows:

         (1) As promptly as practicable, but in no event later than July l, 1996, Bigelow & Company, the Target's certified public accountants ("Bigelow"), will conduct an audit of Target's financial condition as of the Effective Date and the results of operations of Target for the period then ended (the "Post-Closing Audit"). The Post-Closing Audit shall be conducted in accordance with Target's Standard Accounting Practices as that term is defined in Section 3.3(6) below. The accountants for the Parent shall be permitted to observe procedures utilized by the Shareholders' accountants in conducting the Post-Closing Audit and to discuss them with Shareholders' Accountants. On or before August 1, 1996, the Target's accountants shall deliver a written summary of their Post-Closing Audit to the Parent. The Parent shall have the right to comment on the contents of the Post-Closing Audit, in writing, within a period of thirty (30) days following its receipt. If there are differences of view as to whether the results of the post-closing audit permit Parent to exercise its Put Rights under Subsection 3.3(2) hereof, the parties shall for a period of fifteen (15) days attempt to resolve those differences by negotiation, failing which the matter shall be submitted to binding arbitration on an expedited basis, pursuant to Subsection 3.3(7) below. If Parent has no Put Right under Subsection 3.3(2), or if it does not exercise its Put Right thereunder, no adjustment to the merger consideration will be made upon conclusion of the Post-Closing Audit.

         (2) If the Post-Closing Audit as finally determined establishes that

         (a) the balance sheet or the income statement of Target for calendar 1995 must be restated under Standard Accounting Principles; and

         (b) the restatement results either in (i) a reduction of Target's pre-tax net income from the 1995 net income pre-tax set forth in Exhibit 5.5 by more than 30%, or (ii)) in a reduction in Target's net worth from the year end 1995 net worth set forth in Exhibit 5.5 by more than 30%; then in either such case, Parent may require the Shareholders (severally, and not jointly and severally) to purchase all of the outstanding Stock and securities of Subsidiary ("SUBSIDIARY SHARES") in exchange for the return to Parent (except as is otherwise set forth in Section 3.7 below) of the merger considerations to be delivered to Shareholders (or placed in Escrow) pursuant to Section 3.1 and 3
 .2. This right is referred to as the "Put Right". The Put Right must be exercised by Parent (if at all) within the thirty (30) day period following delivery to the Parent of the Post-Closing Audit; it must be exercised as to all of the Subsidiary's outstanding Stock and securities; and it must be exercised in writing. The Put Right may not be exercised by Parent:

                  (i) if it is in material breach of Section 19 of the Merger Agreement, resulting in a fundamental change in the Subsidiary's results of operations or financial condition, or the manner in which it does business; or

                  (ii) if Shareholders reasonably conclude that Parent is precluded from effecting this transaction by applicable law, or cannot deliver title and ownership of the Subsidiary Shares free of all liens, options, pledges, claims or rights of others; or

                  (iii) if Shareholders reasonably conclude that (i) acquisition of the Subsidiary Shares will not give them ownership of all outstanding Stock and securities of Subsidiary, and all options, warrants, conversion privileges or other rights to acquire its Stock or securities; or (ii) ownership and control of Target's assets, facilities and business.

         (3) As promptly as practicable, but in no event later than February 28, 1997, Bigelow will prepare a fully-audited financial statement for the Target for the calendar year ended December 31, 1996, to include a consolidated balance sheet, a consolidated statement of income, and a consolidated cash flow statement (the "Year-End Financial Statement"). The Year-End Financial Statement shall be prepared in accordance with the Target's Standard Accounting Practices, as that term is defined in Subsection 3.3(6) below. The accountant for the Parent shall be permitted to observe the procedures utilized by Bigelow in preparing the Year-End Financial Statement and to discuss them with Bigelow. On or before February 28, 1997, Bigelow shall deliver the Year-End Financial Statement to the Parent. The Parent shall have the right to comment on the contents of the Year-End Financial Statement, in writing, within a period of thirty (30) days following its receipt. If there are differences of view on certain items set forth in the Year-End Financial Statement, the parties shall for a period of sixty (60) days attempt to resolve those differences by negotiation, failing which the disputed items shall be submitted to binding arbitration pursuant to Subsection 3.3(7) below.

         (4) If the Year-End Financial Statements as finally determined (by agreement, by negotiation or by arbitration) establish that the Pre-tax Net Profit (as calculated pursuant to Section 3.3(6)(c) below) of the Target for the calendar year 1996, before state and federal income taxes, was less than Nine Hundred Thousand Dollars ($900,000), then the amount of the considerations to be paid to Shareholders pursuant to Section 3.1 above shall be adjusted downwards by an amount equal to (4.444 times the amount of the shortfall). If the Year-End Financial Statement establishes that the Target's net income before state and federal income taxes for calendar year 1996 exceeded Nine Hundred Thousand Dollars ($900,000), then the amount of the considerations to be paid to the Shareholders pursuant to Section 3.1 shall be increased dollar-for dollar by the amount of any such excess. Downward adjustments in the purchase consideration pursuant to this Subsection 3.3 (4) shall be satisfied by surrender of the shares of Parent Stock; upwards adjustment in the purchase considerations pursuant to this Subsection 3.3(4) shall be satisfied by payment to Shareholders in cash. For purposes of this Subsection 3.3(4), each share of Parent Stock shall be deemed to have a per-share value of $4. Settlement of the upward or downward adjustment shall be completed within thirty (30) days following final determination of the amount of the adjustment.

         (5) If the Year-End Financial Statement as finally determined (by agreement, by negotiation or by arbitration) establishes (a) that the Net Assets of the Target as of the Closing Date were less than $867,407; or (b) that the Target has made any Distribution to Shareholders subsequent to December 31, 1995, then in any such case the amount of the considerations to be paid to Shareholders pursuant to Section 3.1 above shall be adjusted downward dollar-for-dollar for the amount of the shortfall, or the amount of the Distribution, as the case may be. For purposes of this Agreement, the term "Distribution" shall mean the sum of any cash or the fair market value of any property distributed by the Target to the Shareholders as a dividend, as a transfer from the Target's Accumulated Adjustment Account or in another fashion to the extent that under Standard Accounting Practices the Distribution would not result in a charge to Target's earnings for the fiscal year in which the Distribution was made, but shall not include those items referred to in Section 3.3(6) below. Adjustments in the purchase consideration pursuant to this Subsection 3.3(5) shall be satisfied by surrender of the shares of Parent Stock and offset against payments due under the Purchase Notes on a first-in-time basis, pro rata to the amount of each originally issued at the Effective Date. For purposes of this Subsection 3.3(5), each share of Parent Stock shall be deemed to have a per-share value of $4 Settlement of the upward or downward adjustment shall be completed within thirty (30) days following final determination of the amount of the adjustment.

         (6) (a)For purposes of this Agreement, the term "Standard Accounting Practices" shall mean generally accepted accounting principles, consistently applied by the Target in accordance with the historical practices of the Target prior to the Closing. Certain of Target's Standard Accounting Practices are set forth in Schedule 3.3(6! hereto; this Schedule is not intended to be all-inclusive.

             (b) For purposes of this Agreement, the term "Net Assets" shall mean the sum of (i) cash and cash equivalents, (ii) marketable securities, (iii) refundable income taxes, (iv) accounts receivable net of a reasonable reserve for bad debts, (v) inventory net of reasonable adjustments for defective or obsolete items, (vi) prepaid expenses, (vii) machinery and equipment and vehicles at book less accumulated depreciation, (viii) fixed assets at book, less accumulated depreciation and (ix)leasehold improvements at book, less accumulated depreciation, less all of Target's liabilities, including but not limited to (x) accounts payable, (xi) Notes payable, (xii) accrued payroll and related taxes, (xiii) unfunded pension liabilities, (xiv) accrued sales taxes and (xv) customer deposits.

             (c) Target's Pre-tax Net Profit and Net Assets shall be calculated without giving any effect to (i) the Post Closing Loan, as that term is defined in Section 3.4 below, (ii) professional fees and the expenses of the Target to be borne by Subsidiary under Subsection 3.4(2) hereof; (iii) the payment of Federal and state income taxes, penalties and interest arising from amended tax returns for Target's tax years 1993 1994 and 1995, and professional fees in connection therewith; (iv) any other transactions contemplated or required by this Agreement (other than the post-Closing payment of salaries, bonuses and benefits to the Shareholders pursuant to their Employment Agreements); or (v) organizational or transitional expenses of Subsidiary, such as (by way of example only) the exercise of obtaining new taxpayer or employer identification numbers, and the like.

         (7) If the parties are unable to resolve any differences as to particular aspects of the Post-Closing Audit or the Year-End Financial Statements, those differences shall be submitted for final and binding arbitration to a member of the firm of Price Waterhouse & Company, at Boston, Massachusetts. The arbitrator shall act pursuant to the rules of the American Arbitration Association, and the parties shall have the right to discovery afforded by the Federal Rules of Civil Procedure (to the extent not inconsistent with the Delaware Uniform Arbitration Act, 10 Del. C.ss.5701 et seq.). The strict rules of evidence need not be followed in the arbitration, and the arbitrator may (but need not) write an opinion setting forth the basis for his/her determination. The order of the arbitrator shall be nonappealable except in cases involving manifest error on the face of the order, or fraud, and an order of enforcement may be sought in any court of proper jurisdiction. Costs including reasonable attorneys' fees shall be awarded in favor of the prevailing party, to the extent that the arbitrator determines they or it prevailed economically in the arbitration. Each party agrees to make its accounting work papers available to the other parties, on request.

         (8) (a) There is the possibility that the Parent may effect a registration of shares of its common Stock for sale to the public pursuant to the Securities Act of 1933, and the further possibility that the effective date of the Parent's registration statement will occur prior to the final determination of one or both of the Post-Closing Audit or the Year-End Financial Statements. Within ten (10) days following the effective date of any such registration statement, any unpaid balance of principal and accrued interest on the Purchase Notes shall become due and owing.

         (b) There also remains the possibility that payments of principal on the Purchase Notes may come due, either according to their terms or as a consequence of acceleration, prior to such final determination, whether or not Parent has effected a registration of its Shares.

         (c) If the Post-Closing Audit and the Year-End Financial Statement have both been finally determined at any such time as payment becomes due, whether pursuant to Subsection (a) or by acceleration or at stated maturity, payment under the Purchase Notes shall be made directly to the Shareholder-payee, subject to any purchase price adjustment affecting the Purchase Notes which has been made pursuant to Section 3.3(5).

         (d) If either the Post-Closing Audit or the Year-End Financial Statement has not been finalized on the due date for payment of the Purchase Notes, or the date on which Parent elects to make prepayment on them, and the terms of this Agreement call for settlement of open items which may ultimately be resolved in Parent's favor in cash, then payment on the Purchase Notes shall be made to the Escrow Agent. In the event the terms of the Escrow Agreement shall permit release of such funds to the Shareholder-payees, such amounts shall be paid directly to such Shareholder-payees.

         (e) Monthly payments of interest on the Purchase Notes shall be made directly to the Shareholders.

         3.4 Post-Closing Loan; Fees and Expenses: Representation by Counsel.

         (1) On or before August 1, 1996, Parent agrees to provide Subsidiary with sufficient cash to lend each Shareholder ( the "Post-Closing Loan") the sum of Two Hundred Fifty Thousand Dollars ($250,000), and Subsidiary agrees to do so. Neither of the Post-Closing Loans shall bear interest. Each Shareholder shall be severally liable only for the Post-Closing Loan to him. The Post-Closing Loan of an Employee need not be repaid, and will be canceled and forgiven on the earlier of

         (a) July 1, 1999, if at that date he continues to be employed by Subsidiary under an Employment Agreement of even date; or

         (b) the date on which (I) a Shareholder terminates his employment by Subsidiary by reason of the latter's breach of that Agreement, pursuant to Subsection 20.1 (b) of his Employment Agreement; or (ii) the date on which his employment terminates pursuant to any of Subsections 20.1 (c), (e) or (f) of his Employment Agreement. Otherwise, on termination of Employees' employment prior to July 2, 1999, Employee shall be obligated to repay a portion of the Post-Closing Loan prorated to the number of days worked by him from July 2, 1996 to the effective date of termination of Employment. Reimbursement required by this Section 3.4(I) shall be made in immediately available funds within 30 days following termination. Parent and Subsidiary irrevocably agree with the Shareholders that the Shareholders may apply amounts owed to Subsidiary by the Shareholders on the Post-Closing Notes against unpaid balances owed to the Shareholders on the Purchase Notes in the event of any default by Parent on the Purchase Notes. Parent's obligation to fund the Post-Closing Loan will be secured by the Pledge.

         (2) Immediately following Closing, the Subsidiary will pay all legal and accounting expenses incurred by Target in connection with the transactions contemplated by this Agreement, to a maximum aggregate of Sixty-five Thousand Dollars ($65,000), plus out of pocket expenses.

         (3) None of:

                  (a) the expenses referred to in Subsection 3.4(2) above; or

                  (b) the accounting expenses to be incurred pursuant to Subsections 3.3(1), 3.3(3) or 3.3(7) above.

will be deemed a Distribution under Subsection 3.3(5), or will be accounted for as an expense or other deduction in calculating net profit before state and federal taxes under Subsection 3.3(4).

         (4) Parent and Subsidiary have been independently represented by counsel in this transaction, and agree (a) that counsel for Target is under no duty to act for Parent or Subsidiary; and (b) that such counsel may act for Shareholders in all future matters arising hereunder.

         3.5 Transfer of 3MT, Inc.

         Immediately prior to closing, the Shareholders shall transfer to Target all of the outstanding shares of 3MT, Inc., the ownership of which shall pass to Subsidiary in consequence of its merger with Target.

         3.6 Assumption of Lease. At closing, Subsidiary and the Shareholders will execute an assignment to and assumption by the Subsidiary ("Lease Assumption") of the existing lease from MLP & JEF Co., Inc., now held by Lionel and Greta Labonte as successor Lessor, to Shareholders, as amended (the "Labonte Lease")), in the form of Exhibit 3.6.

         3.7. Settlement of DFO Account. (a) Presently, each Shareholder is indebted to the Target for the following amounts, which are carried on Target's books as "due from officer" (the "DFO Accounts"):

         (i)      Lyons - $318,457;
         (ii)     Schermerhorn - $276,567;
         (iii)    Total - $595,024.

         (b) The DFO Accounts will remain outstanding after Closing and will be settled in accordance with this Section 3.7, and will be excluded from the Mutual Releases.

         (c) Parent will cause Subsidiary at the earliest possible date to file amended Federal forms 1120 (the "Amended Returns") for the tax years 1993, 1994 and 1995 (the "Amended Return Years"). Shareholders will be afforded an opportunity to review and to comment upon the Amended Returns prior to filing. The Amended Returns shall recompute the tax liability for the Target for the Amended Return Years as a corporation taxed pursuant to SubChapter C of the Internal Revenue Code of 1986, as amended. The Subsidiary and Parent shall pay all taxes, penalties and interest occasioned by or as a consequence of the filing of the Amended Returns, as and when required by law, without recourse to or contribution by the Shareholders.

         (d) The filing of the Amended Returns is expected to generate tax refunds to the Shareholders of the individual (federal) income taxes paid by them in respect of the taxable income of the Target for the Amended Return Years, as a consequence of the Target's claimed status as a so-called "SubChapter S" corporation. These refunds (the "Refunds") are expected to be in the approximate aggregate amount of $220,000. Each Shareholder will confirm receipt of his Refund and the amount thereof to Parent, in writing, promptly upon receipt by him.

         (e) The Shareholders severally agree to apply their respective Refunds to satisfaction of the DFO Account on the date upon which Parent tenders payment in full of any balance on that Shareholder's Purchase Note. The parties may if they wish simply credit the amount of the required payment on the DFO Account against Parent's Purchase Note obligation. If Shareholders fail to apply their refunds to payment of the DFO Account, Parent may offset against the Purchase Notes. However, if the Purchase Notes are prepaid prior to December 31, 1996, settlement of the DFO Account will take place on January 2, 1997.

         (f) The balance of the DFO Account, which is $374,300, shall also become due and owing on the date on which Parent tenders payment of any outstanding balances on the Purchase Note. This balance may be satisfied by Shareholders by tender of 93,575 shares of Parent Stock, duly endorsed for transfer with signature guarantees, at a deemed value of $4 per share tendered (the "Payment Shares"). Shareholders may satisfy all (but not less than all) of the remaining balance of the DFO Account in this fashion.

         (g) At the time the Shareholders satisfy a portion of the DFO Account wit Payment Shares pursuant to Subsection 3.7(f), they may also tender 54,075 shares of Parent Stock (the "Tender Shares") to Parent for repurchase, at a price of $4 per share and Parent unconditionally agrees to purchase the Tender Shares. Tender shall be made by notice in writing to the Parent. Settlement will be made by delivery by Parent of current funds in the amount of $216,300 within 10 business days of the tender, against delivery by Shareholders of share certificates for the Tender Shares, duly endorsed for transfer, with signature guarantees. Shareholders may defer final settlement of the DFO Account pursuant to Subsection 3.7(f) so that it occurs simultaneously with Parent's repurchase of the Tender Shares.

         (h) The obligation of the Parent to accept the Payment Shares and to repurchase the Tender Shares pursuant to Subsection 3.7(g) shall be secured by the Pledge.

         3.8 Investment Representation. At Closing, Parent and each Shareholder will execute the investment representations attached as Exhibit 3.8 (the "Investment Representations") .

                                   Section 4.

                       Effective Date of Merger / Closing

         4.1 Effective Date. The parties intend for the Merger to be effective as of May 31, 1996 (the "Effective Date"), and for the closing of the Merger (the "Closing") to occur in accordance with Section 4.2 on such date or as soon thereafter as reasonably possible. If any applicable laws dictate that the Merger cannot become effective for legal purposes until a later date, then all parties, to the extent practically feasible and consistent with the intent of this Agreement, nonetheless shall cause the accounting and the treatment of any revenues, earnings, expenses, and expenditures of the Constituent Corporations subsequent to the Effective Date to be handled as if the Merger had become legally effective on May 31, 1996.

         4.2 Filing. This Agreement shall be filed and recorded as soon as administratively possible after the approval of this Agreement and the merger herein contemplated by the Shareholders of Parent and Target.

         4.3 Closing The closing of the Merger (the "Closing") shall be held at the offices of counsel for the parties on July 8, 1996, unless another place or earlier time is agreed upon in writing by the parties, and shall be completed by executive of counterpart copies, exchanges of faxed signature pages, wire transfer of funds and overnight courier delivery of original documents..

                                   Section 5.

                 Representations and Warranties of Shareholders

         Except as is set forth in the Disclosure Statement attached hereto as Annex A, the Shareholders represent and warrant to Parent and Subsidiary, severally as to Sections 5.1, 5.4, and 5.11 (to the extent stated therein) and otherwise jointly and severally as follows:

         5.1 Share Ownership. Each Shareholder owns his shares of Target Stock, free and clear of all liens, encumbrances, options, rights or any other charges.

         5.2 Corporate Organization and Good Standing. Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Hampshire, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

         5.3 Capitalization. Target's authorized capital Stock consists of 300 shares of Target Common Stock, without par value, of which 90.52 shares are issued and outstanding, and 72.48 are held in treasury. 3MT's authorized capital consists of 300 shares of no par common Stock, of which 100 shares are issued and outstanding. all of the outstanding shares of Target Common Stock are (and all of the outstanding shares of 3MT Common Stock on transfer to Target will be) fully paid and nonassessable. All of the shares of 3MT and Target Common Stock are presently registered to Shareholders. There are no options, warrants, or rights outstanding of any kind to purchase or acquire shares of Target or 3MT Common Stock.

         5.4 Ownership of Target Stock. Each Shareholder is the holder of record of the number of shares of Target Stock set forth in Schedule 5.4 hereto, all of which are duly and validly issued and outstanding, fully paid and non-assessable, and all of which are owned by the respective Shareholders free from all options, liens, pledges or encumbrances. The shares of Target Stock registered to Shareholders as set forth in Schedule 5.4 represent in the aggregate 100% of the authorized and issued Stock and securities of Target.

         5.5 Financial Statements. Target's unaudited balance sheets as of December 31, 1993, 1994 and 1995, and the related statements of income and retained earnings for the years then ended, copies of which are attached hereto as Exhibit 5.5 and incorporated herein by this reference ("Target Financial Statements"), fairly present the financial condition of Target as of said dates and the results of its operations for the periods then ended, in conformity with Standard Accounting Practices.

         5.6 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in Target's balance sheet as of December 3 l, 1995, Target did not have at that date any material liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with Standard Accounting Practices.

         5.7 Absence of Certain Chances. There have been no material adverse changes in the business, properties, or financial condition of Target since December 31, 1995, which are known to Shareholders.

         5.8 Litigation. There is no litigation, arbitration, proceeding, or investigation pending or, to the actual knowledge of the Shareholders threatened against Target or Shareholders which if successful might result in a material adverse change in the business, properties, or financial conditions of Target or which questions the validity or legality of this Agreement or of any action taken or to be taken by Target in connection with this Agreement. In addition, Shareholders have no knowledge of any facts or circumstances that they reasonably believe could lead to any such litigation or arbitration.

         5.9 Contracts. Target is not a party to any material contract which is to be performed in whole or in part at or after the date of this Agreement. A material contract shall include any contract which provides for more than $40,000 in payments over the term of the contract.

         5.10 Title. Target owns no real estate. Target has good and valid title to all other property included in the balance sheet of Target as of December 31, 1995, other than property disposed of in the ordinary course of business after said date. The properties of Target, if any, are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances not of a financial nature, which do not materially interfere with the use of the property in the conduct of the business of Target.

         5.11     Tax Matters.

                  5.11.1 Disclosure Statement. This Section 5.11 is expressly subject to and shall be read in conjunction with Schedules 5.11.1, 5.11.3(2), 5.11.3(3) and 5.11.3(8) to the Agreement (the "5.11 Schedules"). To the extent this Section 5.11 conflicts with any of the 5.11 Schedules, the 5.11 Schedules shall, to the extent of such conflict, apply.

                  5.11.2 Definitions. For purposes of this Section 5.11, the following terms shall have the meanings indicated:

                  (1) "Code" refers to the Internal Revenue Code of 1954, as in effect from time to time prior to the effectiveness of the Internal Revenue Code of 1986, and the Internal Revenue Code of 1986, as amended.

                  (2) "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, alternative minimum tax credits, or any other deduction, credit or tax attribute, including tax basis, which could, or the depreciation or amortization of which could, reduce Taxes.

                  (3) "Tax" or "Taxes" means all United States federal, state and local and all foreign taxes of any kind whatsoever, including, without limitation, all net income, capital gains, gross income, gross receipts, assets, sales, use, VAT, ad valorem, property, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, and windfall profit taxes, customs duties, or other taxes, fees, assessments, or charges of any other kind, the terms "Taxes" and "Tax" shall also include any interest, penalties and other additions to tax imposed, assessed or asserted with respect to any Tax.

                  5.11.3 Tax Representations and Warranties. Target and each of the Shareholders, jointly and severally, represent and warrant to Parent and Subsidiary as follows:

                  (1) Filing of Tax Returns. Target has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and income tax returns) in respect of Taxes required to be filed by it through the Effective Date and will timely file any such returns required to be filed by it on or prior to the Effective Date. Additionally, each Shareholder has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and income tax returns) in respect of Taxes required to be filed by him through the Effective Date and will timely file any such returns required to be filed by him on or prior to the Effective Date. All such returns and other information filed are, or (with respect to returns to be filed on or prior to the Effective Date) will be, complete and accurate in all material respects. Neither of the Shareholders nor Target has requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any Taxes, which returns have not been filed. Neither Target nor any predecessor corporation has been a member of an affiliated group of corporations for federal income tax purposes, and the results of operations of Target have not been, nor should have been, included in a consolidated or combined or similar Tax return that included the results of operations of Target and any other corporation.

                  (2) Relevant Jurisdictions in which Returns Required. Schedule 5.11.3(2) lists those states and foreign countries where Target has been, or will be with respect to operations or activities on and prior to the Effective Date, required to file a tax or information return.

                  (3) Payment of Taxes. All Taxes of Target and of the Shareholders due with respect to periods ending on or prior to the Effective Date have been, or will be prior to the Effective Date, paid and, except as set forth on Schedule 5.11.3(3) hereto, neither Shareholders nor Target has any liability for Taxes in excess of such amounts.

                  (4) No Audits Investigations or Claims. There are no pending or threatened audits, investigations or claims for or relating to any Taxes of either of the Shareholders or of Target, and there are no matters under discussions with any governmental authorities with respect to Taxes that in the reasonable judgment of the Shareholders and Target, or their respective attorneys or accountants, is likely to result in additional liability to Target or either of the Shareholders for Taxes. No extension of a statute of limitations relating to Taxes is in effect with respect to either of the Shareholders or Target.

                  (5) No Liens. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Shareholders' or Target's respective assets.

                  (6) U. S. Persons. Neither of the Shareholders nor Target is a person other than a United States person within the meaning of the Code.

                  (7) No Rulings. Target has not received a tax ruling or entered into an agreement with a taxing authority, which ruling or agreement has or could have an affect on the Taxes of Target payable on or after the Effective Date.

                  (8) Elections. All material Tax elections in effect with respect to Target are set forth in Schedule 5.11.3(8) and shall not, without Parent's written consent, be changed by Target.

                  (9) No Tax Sharing Agreements. Neither Target nor either or both of the Shareholders is a party to any Tax sharing agreement, Tax indemnity or similar arrangement with any other party.

                  (10) No Code ss.341(f) Election. Target has not consented to the application of Section 341(f) of the Code (or any comparable state income tax provision).

                  (11) No Golden Parachute Payments. Target is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (12) No Tax Benefit Leases. No property owned or used by Target is subject to a tax benefit transfer lease executed in accordance with Internal Revenue Code Section 168(f) (8).

                  (13) No Finance or Capital Leases. None of the property owned or used by Target is subject to a lease, other than a "true" lease for federal income tax purposes.

                  (14) No Tax-Exempt Use Property. None of the property owned by Target is "tax exempt use property" within the meaning of Internal Revenue Code
Section 168(h).

                  (15) No Code 6481 Adjustments. Target is not, and will not be, required to recognize positive adjustments to income pursuant to Internal Revenue Code Section 481.

                  5.11.4 Allocation of Tax Liabilities; Tax Indemnification

                  (1) Except for those items set forth in the Disclosure Statement (and to the extent set forth therein), Shareholders shall be jointly and severally liable for, and shall pay for the account of Target or other appropriate person, and shall indemnify and hold harmless Parent and Subsidiary and their respective successors and assigns against, (i) all Taxes now or hereafter imposed, assessed or asserted on, against or with respect to Target for all periods (whether or not a regular or short tax year) ending on or prior to December 31, 1995, and (ii) all Taxes of any other corporation, which Taxes have been or are hereafter imposed, assessed or asserted against Target by reason of its status on or prior to December 31, 1995 as a mender of any consolidated, combined or unitary group of which such corporation was also a member. Property taxes shall be apportioned up to and including the Effective Date on a per diem basis. If any payment of Taxes which has been or is hereafter made is subsequently adjusted by any taxing authority, then the amount due in respect to Taxes under this Section 5.11.4 shall be recomputed, and any differences between the amount originally paid and the adjusted amount shall be paid by Shareholders to Subsidiary or it successor(s) or assign(s) or by Subsidiary or its successor(s) to Shareholders, as the case may be. The indemnification provided by Shareholders pursuant to this Section 5.11.4(1) shall be subject to the terms and conditions set forth in Section 17 of this Agreement; provided, however, that the indemnification provided in paragraph (4) of Schedule 5.11.1 shall not be subject to the limitations set forth in Section 17.4(1)-(5) of this Agreement.

                  (2) In the event Parent or Subsidiary or their respective successor(s) or assign(s) elects to carry back a loss or credit for United States federal or state income tax purposes from a taxable year ending after the Effective Date to a taxable year of Target ending on or before the Effective Date, any resulting refund shall belong solely to Parent or Subsidiary or the successor(s) or assign(s) of Parent or Subsidiary (as appropriate).

                  5.11.5 Books and Records: Post Effective Date Returns. All books, records and the like necessary or helpful in preparing any Tax return of Target, whether such Tax return has been filed prior to the Effective Date (if the applicable statute of limitations has not expired with respect thereto) or is required to be filed on or following the Effective Date, shall be delivered to Subsidiary on the Effective Date and shall accurately reflect all activities of Target through and including the Effective Date. Subsidiary shall provide to Shareholders reasonable access to such books and records to the extent necessary in connection with any audit, litigation or other proceeding related to Taxes of Target incurred with respect to Target and its affairs on and prior to the Effective Date. Subsidiary shall prepare and cause to be filed all Tax returns required to be filed after the Effective Date by Target or Subsidiary with respect to Target and its affairs, and Shareholders shall cooperate in all reasonable respects with Subsidiary in this regard.

                  5.11.6 Tax Disputes. Subsidiary agrees to give prompt notice to Shareholders of the assertion of any claim, or the commencement of any suit, action or proceeding (including a Tax audit) with respect to Taxes for which Shareholders may be responsible pursuant to Section 5.11.4 (as limited by the 5.11 Schedules) and will give Shareholders such information with respect thereto as Shareholders may reasonably request. Shareholders may, at their own expense, participate in and, upon providing written notice to the Subsidiary or its successor(s) or assign(s), assume the defense of any such suit, action or proceeding, provided that (a) Shareholders' counsel is reasonably satisfactory to Subsidiary or its successor(s) or assign(s), (b) Shareholders shall thereafter consult with Subsidiary its successor(s) or assign(s) upon request for such consultation from time to time with respect to such suit, action or proceeding and (c) Shareholders shall not, without the written consent of Subsidiary or its successor(s) or assign(s), agree to any settlement with respect to any Tax if such settlement could adversely affect a tax Asset or the tax liability of Target or Subsidiary or its successors or assign(s). If Shareholders assume such defense, Subsidiary or its successor(s) or assign(s) shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Shareholders. If Shareholders elect not to assume such defense, Subsidiary or its successor(s) or assign(s) may pay, compromise or contest the Tax at issue and Shareholders shall be responsible to pay the amount of the Tax directly or, if Subsidiary or its successor(s) or assign(s) pays such Tax, reimburse Subsidiary or its successor(s) or assign(s) therefor pursuant to Section 5.11.4. Shareholders shall be liable for the reasonable fees and expenses of counsel and other experts and consultants employed by Subsidiary or its successor(s) or assign(s) for any period during which Shareholders have not assumed the defense thereof. Whether or not Shareholders choose to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

                  5.11.7 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5.11 shall survive for the full period of all applicable statutes of limitation (giving effect to any waivers, mitigation or extensions thereof).

         5.12 No Violation. Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Target is subject or by which Target is bound, except for breaches or defaults which in the aggregate would not have a material adverse effect on Target's properties, business operations or financial condition. Target has complied with and is not in material violation of any applicable federal, state, or local laws and regulations affecting the operation of its business.

         5.13 Corporate Authority. Target has full corporate power and authority to enter into this Agreement and those Ancillary Agreements (as that term is defined in Section 14.5 below) to which it is a party, and to carry out its obligations hereunder, and will deliver to Parent at the Closing a certified copy of the minutes of its Board of Directors and Shareholders authorizing execution of this Agreement and the Ancillary Agreements by its officers and performance thereunder in substantially the same form as is attached hereto as
Exhibit 5.13 and incorporated herein by this reference.

         5.14 Hazardous Waste and Materials. Target and Shareholders have in all material respects been in compliance with and obeyed all environmental laws including, but not limited to, those spelled out in the Comprehensive Environmental Resource Compensation and Liability Act, 42 U.S.C. ss.9600 et seq., Resources Conservation and Recovery Act, 42 U.S.C., ss.6900 et seq., Clean Water Act, 33 U.S.C. ss.1251 et seq., as well as other federal, state and local laws which relate to the creation, storage and disposal of hazardous materials.

         5.15 General Release. As of the date of closing, each of the Shareholders will execute a mutual release ( the "Release") of all claims with Target in the form attached hereto as Exhibit 5.15, excepting rights and obligations of the parties under this Agreement and the Ancillary Agreements.

         5.16 Employee Benefit Programs. As of the date of closing, other than a profit sharing plan, disability and the cafeteria plan described in Schedule 5.16, there are no qualified or nonqualified employee benefit plans in place including, but not limited to, pension, Stock bonus, 401(k), employee Stock ownership, money purchase, Stock option, medical expense reimbursement or phantom Stock plans.
Shareholders

         5.17 Reliance. Shareholders have been given the opportunity to inspect and investigate for themselves all of the assets and liabilities of Parent and Subsidiary and have been given access to all such information as they have requested, and do not rely on any representation or warranty of Parent or Subsidiary in entering into this Agreement, except as specifically set forth herein.

         5.18 Full Disclosure. To the best of the actual knowledge of the Shareholders, none of the representations and warranties made by Shareholders set forth in this Agreement or in any document executed pursuant hereto contains or will contain any untrue statement of a material fact pertaining to Target's assets, liabilities, operations or finances, or omit any material fact pertaining to Target's assets, liabilities, operations or finances actually known to Shareholders, the omission of which fact they believe (or should reasonably have concluded) would be misleading.

         5.19 Forecasts and Projections. Shareholders and Target have provided Parent and Subsidiary with certain forecasts and projections pertaining to the business. These forecasts and projections are not warranties or representations, but are simply good faith estimates by the Shareholders of possible future operating results, and are based on numerous assumptions which Shareholders currently believe to be reasonable, but which may or may not prove to be accurate. Section 3.3 provides for price adjustments in the event of a shortfall in attaining certain operating results addressed in the projections.

                                   Section 6.

                    Representations and Warranties of,Parent

         Parent represents and warrants to Target as follows:

         6.1 Corporate Organization Good Standing and Capitalization. Parent is a corporation duly organized, existing, and in good standing under the laws of the State of Nebraska, with the corporate power to own its properties and to carry on its business as now being conducted. Complete and correct copies of Parent's Certificate of Incorporation and Bylaws, as amended to the date hereof, have been delivered to Target. Parent's authorized capital Stock consists of 15 million (15,000,000) shares of common Stock, of which Five Million Two Hundred and Thirty-one Thousand One Hundred Eighty-three (5,231,183) shares are issued and outstanding, all being fully paid and nonassessable. Warrants, options, rights or conversion privileges permitting the holders to acquire an additional Five Million Twenty-five Thousand Four Hundred and Seven (5,025,407) shares are presently outstanding

         6.2 Corporate Authority. The Parent has full corporate power to enter into this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements have been approved of by the Board of Directors of Parent and Parent will deliver to Shareholders at the Closing a certified copy of the minutes of its Board of Directors authorizing the execution of this Agreement and the Ancillary Agreements by its officers and performance thereunder in substantially the same form as is attached hereto as Exhibit 6.2. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor performance by Parent hereunder or thereunder, will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Parent or any agreement or instrument to which Parent is a party or by which it is bound. No approval of the Shareholders of Parent is required.

         6.3 Financial Statements of Parent. Parent has furnished Target with the audited consolidated financial statements of Parent and its consolidated subsidiaries, if any, as of December 31, 1993, 1994 and 1995 and for the years ended on such dates ("Parent Financial Statements). The Parent Financial Statements fairly present the financial and the results of their operations for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis, except as noted therein.

         6.4 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in Parent's balance sheet as of December 31, 1995, Parent did not have at that date any material liabilities or obligations (secured, unsecured, contingent, otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

         6.5 Litigation. There is no litigation, arbitration, proceeding or investigation pending or, to the knowledge of the Parent threatened against Parent which if successful might result in a material adverse change in the business, properties, or financial conditions of Parent or which questions the validity or legality of this Agreement or of any action taken or to be taken by Parent in connection with this Agreement. In addition, Parent has no knowledge of any facts or circumstances that it reasonably believes could lead to any such litigation or arbitration.

         6.6 No Violation. Completion of the transactions envisioned by this Agreement and the Ancillary Agreements and consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Parent is subject or by which Parent is bound, except for breaches or defaults which in the aggregate would not have a materially adverse effect on Parent's properties, business operations or financial condition. Parent has no actual knowledge of material non- compliance or material violation on its part of any applicable federal, state, or local laws and regulations affecting the operation of its business.

         6.7 [Intentionally Omitted]

         6.8 Full Disclosure. To the best of the actual knowledge of the Parent, none of the representations and warranties made by Parent set forth in this Agreement or in any document executed pursuant hereto contains or will contain any untrue statement of a material fact pertaining to the Parent's assets, liabilities, operations or finance or omit any material fact pertaining to the Parent's assets, liabilities, operations or finance actually known to Parent the omission of which it believes (or should reasonably have concluded) would be misleading.

         6.9 Shares to Be Issued. The shares of Parent Stock to be issued and delivered pursuant to this Agreement have been (and upon transfer and reregistration of those Shares to Shareholders, the said shares will be) duly and validly issued, fully paid, and nonassessable.

         6.10 Material Adverse Change. Since December 31, 1995, there has not been any change in the business, assets, operations, or financial condition of Parent nor its consolidated subsidiaries, if any, actually known to Parent that materially adversely affects the business, assets, liabilities or prospects of Parent and its consolidated subsidiaries, if any, as a whole.

                                   Section 7.

                  Representations and Warranties of Subsidiary

         Subsidiary represents and warrants to Target as follows:

         7.1 Corporate Organization, Good Standing. and Capitalization. Subsidiary is a corporation duly organized, existing, and in good standing under the laws of the State of Delaware, with authorized capital Stock of one thousand (1,000) shares of common Stock, with $.01 par value, all of which are duly and validly issued and outstanding, fully paid and non-assessable and owned on the date hereof by Parent, free of any lien, option, right or encumbrance in favor of third persons.

         7.2 Corporate Authority. This Agreement and the Ancillary Agreements have been approved by the Shareholders and the Board of Directors of Subsidiary, and Subsidiary will deliver to Target at the closing a certified copy of the minutes of its sole Shareholders and Board of Directors authorizing the execution of this Agreement and the Ancillary Agreements by its officers and performance thereunder in substantially the same form as is attached hereto as
Exhibit 7.2 and incorporated herein by this reference. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor performance by Subsidiary hereunder or thereunder, will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Subsidiary or any agreement or instrument to which Subsidiary is a party or by which it is bound.

         7.3 Liabilities. Subsidiary has not previously engaged in business activities, and has no liabilities except liabilities for organizational expenses and expenses in connection with the merger contemplated by this Agreement.

                                   Section 8.

                Joint Representations For Reorganization Purposes

         Parent, Subsidiary, Target and Shareholders make the following representations with respect to the transaction:

         8.1 Continued Activity. Following the proposed transaction, Subsidiary will continue the active conduct of the business to be acquired from Target subject to the provisions of Section 19 hereof, and has no plan or intention to liquidate or sell its assets other than in the ordinary course of business.

         8.2 Value of Assets and Stock. The parties in good faith believe that the fair market value of the Parent Stock plus Cash Payment and the Purchase Notes is approximately equal to that of the Assets transferred to Subsidiary in exchange therefor, but make no warranty or representation as to value.

         8.3 Continuitv of Interest. The Shareholders represent and warrant that they have no present plan, intention or arrangement to sell, transfer, exchange, transfer by gift, or otherwise dispose of any of the Parent Stock subsequent to the proposed transaction. However, Shareholders have certain rights granted in
Section 19A hereof.

                                   Section 9.

                  Conduct of Target Pending the Effective Date

[Intentionallv omitted]

                                   Section 10.

          Covenants of Parent and Subsidiary Pending the Effective Date

[Intentionally omitted]

                                   Section 11.

            Covenants of Parent and Target Pending the Effective Date

[Intentionally omitted]

                                   Section 12.

               Conditions to Obligations of Parent and Subsidiary

         The obligations of Parent and Subsidiary to effect the merger hereunder are, at the option of Parent or Subsidiary, subject to the following conditions:

         12.1 Representations and Warranties True. The representations and warranties of Shareholders contained herein shall be true in all material respects at and as of the Effective Date of the Merger with the same effect as though made at and as of such date; Shareholders shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it prior to the Effective Date of the Merger; and Shareholders shall have delivered to Parent and Subsidiary a certificate, dated the Effective Date of the Merger and signed by each of the Shareholders to both such effects.

         12.2 Absence of Litigation. There shall be no actual or threatened litigation against Target or any actual or threatened litigation to restrain or invalidate the merger or any other transaction contemplated in this Agreement, the defense of which would, in the reasonable judgment of the Board of Directors of Parent, made in good faith and based on the advice of counsel, involve expense or lapse of time either of which would be materially adverse to the interests of Parent.

         12.3 Requisite Approvals. The consent of any other party which is a necessary prerequisite to the transfer to Subsidiary of all the rights of Target in, to, and under any contract, agreement, lease, or other instrument and any property or asset, tangible or intangible, pursuant to the merger contemplated by this Agreement, shall have been obtained. The parties expressly agree that consents and/or waivers will not be required from Bank of New Hampshire, NA; MLP & JEF Co., Inc.(now Labonte, successor Lessor) or The Scotts Company

         12.4 Governmental Permits. All governmental authorizations and permits necessary for the consummation of the merger shall have been secured.

         12.5 Opinion of Target's Counsel. Parent shall have received a favorable opinion, dated the Effective Date of the Merger, of counsel for Target, in form and substance reasonably satisfactory to Parent and its counsel and based on customary assumptions, to the effect that:

                  (1) All proceedings, other than the filing and recording of the Agreement, or a substitute Plan of Merger required of Target and necessary to effectuate the merger of Target into Subsidiary have been duly taken by Target in accordance with New Hampshire and federal law, and, upon such filing and recording of the Agreement and Plan of Merger, and in compliance by Parent and Subsidiary with all laws applicable to them, Target will be fully merged with and into Subsidiary under New Hampshire law;

                  (2) The shares of capital Stock of Target outstanding immediately prior to the Effective Date of the Merger are validly authorized and issued, and to the best of counsel's actual knowledge, are duly paid and nonassessable; and

                  (3) Neither the execution and delivery of this Agreement, nor performance hereunder, will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, Target's Articles of Incorporation or Bylaws.

                                   Section 13.

              Conditions to Obligations of Target and Shareholders

         The obligations of Target and the Shareholders to effect the merger hereunder are, at the option of Target and the Shareholders, subject to the conditions that:

         13.1 Representations and Warranties True. The representations and warranties of Parent and Subsidiary contained herein shall be true in all material respects at and as of the Effective Date of the Merger with the same effect as though made at and as of such date; Parent and Subsidiary shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it prior to the Effective Date of the Merger; and Parent and Subsidiary shall have delivered to Target a certificate, dated the Effective Date of the Merger and signed by the president and secretary of Parent and Subsidiary, to both such effects.

         13.2 Absence of Litigation. There shall be no actual or threatened litigation to restrain or invalidate the merger or any other transaction contemplated in this Agreement, the defense of which would, in the reasonable judgment of the Board of Directors of Target, made in good faith and based on the advice of counsel, involve expense or lapse of time either of which would be materially adverse to the interests of Target.

         13.3 Requisite Approvals. The consent of any other party which is a prerequisite to the transfer to Subsidiary of all the rights of Target in, to and under any contract, agreement, lease, or other instrument and any property or asset, tangible or intangible, pursuant to the merger contemplated by this Agreement, shall have been obtained. The parties expressly agree that consents and/or waivers will not be required from Bank of New Hampshire, NA; MLP & Jef Co., Inc. or the Scotts Company.

         13.4 Governmental Permits. All governmental authorizations and permits necessary for the consummation of the merger shall have been secured.

         13.5 Opinion of Parent's Counsel. The Shareholders shall have received a favorable opinion, dated the Effective Date of the Merger, of counsel to Parent, in form and substance reasonably satisfactory to the Shareholders and their counsel and based on customary assumptions, to the effect that:

                  (1) All proceedings, other than the filing and recording of the Agreement, required of Parent and Subsidiary in order to effectuate the merger of Target into Subsidiary have been duly taken by Parent and Subsidiary in accordance with Delaware and federal law, and, upon such filing and recording of said Agreement, and upon compliance by Target with all laws applicable to it, Target will be duly merged with and into Subsidiary under Delaware law;

                  (2) The shares of Parent Stock which are to be issued and delivered to the Shareholders of Target upon the consummation of the merger are validly authorized and, when so issued, will to the best of counsel's actual knowledge be validly issued, fully paid, nonassessable; and

                  (3) Neither the execution and delivery of this Agreement, nor performance hereunder, will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, Parent's or Subsidiary's Certificate of Incorporation or Bylaws.

                                   Section 14.

                               Closing Deliveries

         14.1 Closing Deliveries by Parent and/or Subsidiary

         Parent and/or Subsidiary shall deliver at Closing:

         (a) Parent shall deliver the Purchase Notes, the Cash Consideration and the certificates for the shares of Parent Stock registered in the names of Shareholders to Subsidiary, and Subsidiary shall redeliver the same to the Shareholders or deliver them into escrow as required by this Agreement;

         (b) The opinion of counsel required by Section 13.5 hereof, to the Shareholders;

         (c) Copies of requisite consents pursuant to Section 13.3 and governmental permits pursuant to Section 13.4, to the Shareholders;

         (d) Certified copies of the resolutions or unanimous written consents of the Boards of Directors of Parent and Subsidiary, and of the Shareholders of Subsidiary, to the Shareholders.

         (e) The updating certificates required by Section 13.1, to the Shareholders.

         (f) Certificates of corporate and tax good standing, and incumbency certificates, for Parent and Subsidiary, to the Shareholders;

         (g) Certified copies of the Articles or Certificates of Incorporation and the Bylaws for Parent and Subsidiary, to the Shareholders;

         (h) Current funds in payment of professional fees, pursuant to Subsection 3.4(2), to the Target's counsel and accountants.

         14.2 Closing Deliveries by Target and/or Shareholders.

         Target and/or Shareholders shall deliver at closing:

         (a) Certificates for the Target Stock, duly endorsed for transfer, with signature guarantees, to Subsidiary;

         (b) The opinion of counsel required by Section 12.5 hereof, to Parent;

         (c) Copies of requisite consents pursuant to Section 12.3 and governmental permits pursuant to Section 12.4, to Parent and Subsidiary;

         (d) Certificates for the shares of 3MT, Inc., to Target, duly endorsed for transfer to Target with signature guarantees;

         (e) Certified copies of the resolutions or unanimous written consents of the Board of Directors and Shareholders of Target to Subsidiary.

         (f) The updating certificates required by Section 12.1, to Parent and Subsidiary.

         (g) Certificates of corporate and tax good standing, and incumbency certificates, for Target, to Parent and Subsidiary

         (h) Certified copies of the Articles of Incorporation and Bylaws of Target, to Subsidiary;

         (i) Resignations of all officers and directors of Target, effective immediately, to Subsidiary;

         (j) The corporate minute books and Stock transfer records of Target to Subsidiary, along with ownership and possession of Target's assets and operations (subject to Section 19 hereof).

         14.3 Documents to be Executed by Some or all of the Parties at Closing.

         At the Closing:

         (a) The Subsidiary and the Shareholders shall execute the Employment Agreements;

         (b) The Shareholders and Subsidiary (as successor to Target) shall execute the mutual releases required by Section 5.15 hereof; and

         (c) Parent and the Shareholders shall execute the Indemnity Agreement (the "Indemnity Agreement") from Parent (or from Parent and Subsidiary) to the Shareholders, required by Sections 17.5 and 17.7 hereof.

         (d) Escrow Agent, Parent and the Shareholders shall execute the Escrow Agreement, required by Section 17.6 hereof.

         (e) Parent and the Shareholders shall execute the Pledge.

         (f) Shareholders and Subsidiary shall execute the Lease Assumption; and

         (g) Parent and Shareholders shall execute the Investment
Representations.

         14.4 Filings to be undertaken by Subsidiary and Target at Closing: The Subsidiary and Target shall make the filings contemplated by Section 4.2 hereof.

         14.5 Ancillary Agreements. The term "Ancillary Agreements" shall mean some or all ( as context may require) of the Employment Agreements; the Indemnity Agreement; the Purchase Notes; the Pledge; the Lease Assumption; the Investment Representations; the Escrow Agreement; the Release; and - as and when executed the Post-Closing Notes.

                                   Section 15.

                                 Non-competition

         15.1 [Intentionally Omitted]

                                   Section 16.

                        Tax Consequences of the Transfers

         16.1 Tax Responsibility. Neither Target nor the Shareholders is relying upon Parent or Subsidiary or their legal or other tax counsel regarding any matter related to this Agreement (except as specifically set forth herein), including one or more possible tax consequences which may result from any of the transactions contemplated in this Agreement.

         16.2 Consistency. Each party agrees to file all federal, state and local tax returns in a fashion consistent with the characterizations given the transactions by this Agreement, and each party further agrees not to adopt any position inconsistent with these characterizations in any audit or proceeding involved any such taxing authority.

                                   Section 17.

                                 Indemnification

         17.1 Indemnification of Parent and Subsidiary. The Shareholders agree to indemnify, defend, and hold Parent and Subsidiary harmless from and against any and all claims, costs, obligations, loss, damage or expense (including interest, penalties and reasonable attorneys' fees) suffered by Parent and Subsidiary from (1) any breach by Shareholders of their covenants set forth in this Agreement or in any Ancillary Agreement; or (2) any inaccuracy in or breach of any of the representations, or warranties by the Shareholders herein.

         17.2 Indemnification of Shareholders. Parent and Subsidiary agree to indemnify, defend, and hold Shareholders harmless from and against any and all claims, costs, litigation, loss, damage or expense (including interest, penalties, and reasonable attorneys' fees) suffered by Shareholders from (1) any breach by Parent or Subsidiary of their covenants set forth in this Agreement or in any Ancillary Agreement; or (2) any inaccuracy in or breach of any of the representations or warranties by Parent and Subsidiary herein.

         17.3 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification related to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnifying party to cooperate in the defense of any such claim. So long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

         17.4 Limits on Indemnification. Notwithstanding anything to the contrary set forth herein, any claim by Parent, Subsidiary or Shareholders for indemnity for breach of warranty or representation under Subsections 17.1 (2) or 17.2(2) (acclaim") shall be limited as follows:

                  (1) The Indemnifying Party shall not be required to pay indemnity to the Indemnified Party until the aggregate of all Claims for indemnity exceeds Fifty Thousand Dollars ($50,000), and then only to the extent of any excess of Claims over Fifty Thousand Dollars ($50,000);

                  (2) No Claim for indemnity need be honored if it is asserted subsequent to December 31, 1997 except for (a) Claims for indemnity under
Section 5.11 above (taxes); (b) Claims for indemnity in respect of Section 5.14 above (environmental); or (c) other Claims the existence or nature of which was intentionally concealed by the Indemnifying Party. The Indemnified Party shall have the burden of proving the applicability of any of the foregoing exceptions to this limitation.;

                  (3) The aggregate liability of any Indemnifying Party for all Claims asserted against him or it shall not exceed One Million, Five Hundred Thousand Dollars ($1,500,000);

                  (4) Any matter which was the subject of an adjustment in the purchase considerations pursuant to Section 3.3 may not be asserted as a Claim against Shareholders under this Section 17;

                  (5) Indemnity shall not be based on theories of consequential, incidental or punitive damages, except that an indemnified party may seek indemnity from an indemnifying party for any claim for consequential, incidental or punitive damages asserted by a third party against the indemnified party; and

                  (6) The provisions of this Section 17.4 shall be exclusive, and shall bar any remedy for money damages which may otherwise be available to an indemnified party at law or in equity for breach of warranty, with the proviso that nothing herein shall limit the right of an indemnified party to apply for or receive injunctive relief under appropriate circumstances.

         17.5     Parent Conduct of Tax Audits.

         Parent and Subsidiary agree to notify the Shareholders promptly in writing if any federal or state tax authority commences a review of any tax period falling in whole or in part prior to June 30, 1996; and upon request to execute IRS Forms 2848 or similar powers of attorney permitting the Shareholders or their professional representatives to act on behalf of Parent and/or Subsidiary with respect to such matters. If a federal or state taxing authority commences a review for any tax period falling in whole or in part subsequent to the Effective Date, involving items which if adjusted -are likely to result in material adverse adjustments for tax periods falling in whole or in part prior to the Effective Date, Subsidiary and Parent shall give the Shareholders prompt written notice of the commencement of the review and shall afford them a reasonable opportunity to participate in the procedure. Parent and Subsidiary shall make the records of Subsidiary pertaining to any such tax period (whether before or after the Effective Date) available to the Shareholders and their professional representatives for matters relating to the review, subject to reasonable confidentiality undertakings. Each of the parties agrees that he or it will not voluntarily accept adjustments in a tax year for which he or it has primary tax liability, if it is likely in the reasonable opinion of another party to result in material adverse changes in a tax year for which that other party has primary tax liability.

         17.6 Escrow. At Closing, Shareholders authorize that (a) the so-called "Payment Shares and "Tender Shares" totalling 147, 650 such shares; plus (b) One Hundred Sixty Thousand (160,000) additional shares of Parent Stock be delivered in escrow to the Escrow Agent, under an escrow agreement in the form of Exhibit
17.6 hereto (the "Escrow Agreement"), to be held on the terms set forth therein.

         17.7 Personal Liabilities. Shareholders have personally guaranteed the banking facility of Target with Bank of New Hampshire, NA, (the "Bank Facility"), and are personally obligated on the original Lease. Shareholders have agreed to leave in place their guarantees of the banking facility pending completion of Parent's negotiation of a substitute facility, but in no event beyond December 31, 1996. Shareholders' have also agreed to leave in place their leasehold obligations until a new lease arrangement is structured, but in no event beyond December 31, 1996. Parent and Subsidiary will devote best good faith efforts to obtain a release of these guarantees or liabilities as quickly as possible prior to that deadline, without cost or expense to Shareholders. At Closing, the Parent and Shareholders will execute the Indemnity Agreement, which provides that Parent will indemnify, defend and hold harmless Shareholders, their estates, heirs, successors or assigns from all loss, damage, cost, liability or expense incurred by Shareholders under the Bank Facility or the Lease, or in respect of certain other matters.

                                   Section 18.

                          Lease of Commercial Property

         18.1 Lease. Shareholders currently lease the property located at 15 Londonderry Road, Londonderry, NH 03053 which is used as the principal place of business for Target, on the terms and conditions stated in the Lease.

                                   Section 19.

         19. Post-Closing Covenants of Parent and Subsidiary. For the period extending from the Effective Date through and including December 31, 1996 (the "Test Period"), it is the intention of the parties that the business operations of Subsidiary be under the management and direction of the Shareholders, subject to the terms of their Employment Agreements, and that the Subsidiary be given the opportunity to operate independently during the Test Period, utilizing the assets and the personnel of Target. Accordingly, during the Test Period, the Parent agrees as follows;

                  (1) The Subsidiary will conduct Target's business as it existed on the Effective Date as a free-standing and independent Subsidiary, using only the name "Turf Specialty", will maintain separate books of account for the Subsidiary and will not require the Subsidiary to share facilities, assets, overhead or administrative expenses with any of Parent's other business operations, unless in each such case the Shareholders shall agree in writing to the contrary;

                  (2) Except as provided herein, Subsidiary will not be charged for administrative fees, "home office expense", administrative expense or other charges of similar nature, and will not be required to pay dividends or to make other distributions of similar nature to or for the benefit of the Parent;

                  (3) Any course of dealing between the Subsidiary on the one hand and the Parent or any other Affiliate of the Parent on the other hand, will be "at arms' length" and will be subject to the reasonable prior approval of the Shareholders;

                  (4) The Subsidiary will not be required to engage in business activities not directly relevant to the customary operations of Target, or to acquire or conduct additional business operations;

                  (5) The Subsidiary will not be required to participate in or service any loan facilities established from time to time which are extraneous to its "stand-alone" need for working capital; and

                  (6) The Parent will not directly or indirectly take any other actions with respect to Subsidiary which would have a material adverse effect on Subsidiary's ability to meet the earnings test set forth in Subsection 3.3(3) above.

Notwithstanding the foregoing, Parent may take any of the actions referred to in Subsections (1)-(6) above if:

                  (a) the action is consented to in writing by the Shareholders, which consent shall not be unreasonably withheld; or

                  (b) (i) the Put Right has expired or has been waived; (ii) the Shareholders' personal liability for the Lease and the Bank Facility has terminated; (iii) Parent and Subsidiary simultaneously waive in writing the earnings test set forth in Subsection 3.3(3); (iv) Parent escrows any unpaid principal and accrued interest on the Purchase Notes pursuant to Section 3.3(8)(d) above, and (v) an equitable adjustment is made for Shareholders' potential right to receive consideration for net profits pre-tax in calendar 1995 in excess of $900,000.

In any event, Parent will be allowed to accrue (but not to require payment of) administrative fees to the Subsidiary for calendar 1996 once the Put Right has expired or been waived, so long as (i) no effect is given to the accrual in applying the earnings test of Subsection 3.3(3), and (ii) provision is made for cancellation of those fees in the event Shareholders foreclose on the Pledge.

         If the Purchase Notes remain outstanding at December 31, 1996, then these restrictions shall remain in effect until the Purchase Notes are paid in full, or the proceeds are placed in escrow pursuant to Subsection 3.3(8)(d) above.

         19A. Registration Rights.

                  (1) For purposes of this Section 19A, the term "Registration Rights" shall mean any rights from time to time conferred by the Parent upon a Rights Holder (as that term is defined herein) in connection with the acquisition of his business, to require registration of his or its shares of Parent Stock for sale to the public pursuant to federal or state securities laws; any right conferred by the Parent on a Rights Holder to require inclusion of his or its shares in any such registration of shares for sale by the Parent or any affiliate of the Parent; any agreement with a Rights Holder having the same or similar effect; and any agreement conferring rights ancillary to the registration on a Rights Holder, such as (by way of example only) an obligation on the part of the Parent to pay underwriting fees, to file forms required by regulatory agencies and to update and keep current information contained in prospectuses and registration statements. A "Rights Holder" shall mean (a) any present or future member of ITODA; and (b) any other independent distributor, engaged in the sale or distribution of ornamental and turf care, management or conservation products or services at the time the rights are granted, who would have been eligible for ITODA membership had he applied. The term shall in any event exclude Abbott Labs and its affiliates.

                  (2) Registration Rights have not been granted by Parent prior to the date hereof Parent. Parent shall give Shareholders prompt notice in writing if Parent grants further Registration Rights to any other person or entity, enclosing a copy of the relevant portion of documents granting the Registration Rights.

                  (3) Within thirty (30) days of the giving of notice by the Parent pursuant to Section 19A(2) above the Shareholders may request that such Registration Rights be extended to them for no more than 500,000 shares of Parent Stock, adjusted for stock dividends and splits. If they do so, the Shareholders and the Parent shall in good faith negotiate the form of a written agreement setting forth the Shareholders' Registration Rights. If the third-party Registration Rights are subject to "cutback" clauses, ceilings on the number of shares of Parent Stock to be registered or other numerical limitations, then the effect of such limitations shall be allocated amongst Shareholders and the third parties, pro rata to the number of shares of Parent Stock owned by each. Registration Rights will be extended both to shares of Parent Stock held outright by Shareholders, and to those held by Escrow Agent, but shall not be available for so-called "Payment Shares" and "Tender Shares" as defined in Subsection 3.7.

                  (4) Shareholders may at any given point in time have the benefit of only a single set of Registration Rights. The granting of a request for Registration Rights to Shareholders shall supersede any prior grants of Registration Rights to them.

                  (5) Shareholders' rights to request additional registration rights with respect to shares of Parent Stock shall cease on the earlier of:

                      (a) the date on which the shares of Parent Stock have been registered for public sale on any form available for resale; or

                      (b) the date on which the shares of Parent Stock may be freely traded by Shareholders without restriction under Rule 144(k).

                                   Section 20.

                               General Provisions

         20.1 Acknowledgment. The parties acknowledge that they have read this Agreement in its entirety, understand its contents, and sign it freely and voluntarily. The parties affirm that neither party, nor their representatives, have made any representations concerning the terms or effects of this Agreement other Man those contained herein. The parties further acknowledge that they have negotiated with each other over the terms and language of this Agreement, and have had the opportunity to consult with an attorney of their own choosing prior to executing this Agreement.

         20.2 Amendments or Alterations. The entire agreement between the parties with respect to this subject matter is contained in this Agreement. The provisions of this Agreement are solely for the benefit of the parties and not for the benefit of any other person or entity. No alteration, waiver or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the parties hereto.

         20.3 Attorneys Fees. In the event any attorney is employed by either party to this Agreement with regard to any legal actions, arbitration or other proceeding brought by either party for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, then the party prevailing in such proceeding, whether at trial or upon appeal, shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

         20.4 Post Judgment Fees. In the event a party obtains a judgment in a proceeding brought to enforce this Agreement, that party shall also be entitled to recover reasonable attorneys' fees and costs incurred in enforcing said judgment. This provision is intended to be severable from the other provisions of this Agreement, shall not be deemed merged into but shall survive any such judgment.

         20.5 Authority to Execute. Each party hereto hereby warrants and represents to each other party that it has the legal authority and capacity to enter into this Agreement and that all resolutions or other actions have been taken so as to enable it to enter into this Agreement.

         20.6 Broker Fees. Parent and Subsidiary agree to indemnify Shareholders against any liability, loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by Parent and Subsidiary. Shareholders or their affiliates agree to indemnify Parent and Subsidiary against any liability, loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by Target, Shareholders or its affiliates.

         20.7 Choice of Laws. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflict of laws doctrine. Each of the parties to this Agreement hereby irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and that service made pursuant to (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent does hereby appoint RL&F Service Corp., One Rodney Square, 10th Floor, Wilmington, Delaware 19801, as such agent.

         20.8 Confidentiality. The parties agree that they and any of their officers, directors, or other representatives will hold in strictest confidence, and will not disclose any of the terms and conditions or other details of this Agreement, and will not disclose any information furnished by or obtained from any other party hereto in connection with the negotiation and preparation of this Agreement, except with the prior written consent of all parties hereto. The parties will coordinate and agree in advance as to the contents of any press release or public announcement, and no such announcement shall be made unless approved in advance by all concerned. The provisions of this Section 20.E shall not apply if a party is required to produce information in response to a court order, a summons or subpoena, or if the disclosure is necessary in order for a party to assert or defend against claims hereunder, but in any such event notice of proposed disclosure shall be given to all other parties, and all parties shall cooperate in drafting an appropriate protective order.

         20.9 Cooperation. The parties to this Agreement agree to cooperate with each other in good faith to accomplish the objectives and purposes hereto and to that end, from time-to-time, shall make, execute and deliver such other and further instruments, and do or refrain from doing such acts as may be necessary or convenient to the fulfillment of the purposes of this Agreement.

         20.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         20.11 Cumulative Rights. The various rights, options, elections, powers and remedies of a party or parties to this Agreement shall be construed as cumulative and no one of them exclusive of any other, or except as limited by
Section 17.4 above of any other legal or equitable remedy which said party or parties might otherwise have in the event of breach or default of the terms hereof. The exercise of one right or remedy by a party or parties shall not in any way impair his rights to any other right or remedy and to all obligations imposed on a party or parties to have been fully performed.

         20.12 Enforceability and Severability. If any provision of this Agreement in held by a court of competent jurisdiction to be invalid, illegal or unenforceable by reason of any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in effect. No provision of this Agreement shall be deemed dependent on any other provision unless so expressed herein.

         20.13 Entire Agreement. This Agreement and the Ancillary Agreements supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and no other agreement, statement or promise relating to the subject matter of this Agreement which is not contained herein or therein shall be valid or binding.

         20.14 Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement, whether or not actually attached.

         20.15 Fictitious Business Name. The parties hereto covenant and represent that if any or all of them are doing business under a fictitious name, they, and each of them, have fully and completely complied with California or other local law in relation to doing business under such fictitious name.

         20.16 Further Acts. The parties hereto agree to execute, acknowledge and deliver any and all additional papers, documents and other assurances and shall perform any and all acts and things reasonably necessary in connection with the performance of the obligations hereunder to carry out the intent of the parties hereto.

         20.17 Recitals. The above recitals are incorporated herein as if set forth in full.

         20.18 Interpretation. All parties have been represented by attorneys of their choice. The rule of construction and interpretation that provides that any ambiguity or drafting error is to be construed against the drafting party and in favor of the interpretation advocated by the non-drafting party is waived and it is deemed that all parties hereto coequally drafted this Agreement.

         20.19 [Intentionally omitted]

         20.20 [Intentionally omitted]

         20.21 Arbitration. To the fullest extent permitted by applicable law, any dispute arising out of or in connection with this Agreement or any Ancillary Agreement (a "Dispute") shall be submitted to mandatory and binding arbitration at the election of either Parent, on the one hand, and Shareholders on the other hand (the "Disputing Party") unless (x) the Dispute is subject to Subsection 3.3(7) in which case such section shall control: (y) the Dispute relates to either Purchase Notes and the Pledge in which case the use of binding arbitration shall be at the option of the Seller. Except as otherwise provided in this Section, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") to the extent not inconsistent with the Delaware Uniform Arbitration Act, 10 Del. C. ss.5701, et seq.

                  (1) To initiate the arbitration, the Disputing Party shall notify the other party in writing (the "Arbitration Demand"), which shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of the claim (if known), and (iii) specify the requested relief. Within 15 days after the other party's receipt of the Arbitration Demand, such other party shall file, and serve on the Disputing Party, a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such party; and (ii) asserting any counterclaim, which shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim (if known) and (C) specify the requested relief. The arbitration will be heard by a panel of the three arbitrators chosen according to the rules of AAA who have no past or present relationships with the parties or their counsel, except as otherwise disclosed in writing to and approved by the parties (the "Arbitration Panel"). The Arbitration Panel shall be convened promptly no later than 15 days following the giving of the response to the Arbitration Demand. Decisions of the majority of the members of the Arbitration Panel shall be determinative.

                  (2) The arbitration hearing shall be held in such neutral location as the parties may mutually agree. The Arbitration Panel is specifically authorized to tender partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. The Federal Rules of evidence shall apply to the arbitration proceeding. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions set forth in this Agreement. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this Section 20.21.

                  (3) Within 15 days after the closing of the arbitration proceeding, the Arbitration Panel shall prepare and distribute to the parties a writing setting forth the Arbitration Panel's findings of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions set forth in
Section 20.08.

                  (4) The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

                  (5) Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the parties absent manifest error on the face of the order or fraud, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

                  (6) Each party will bear a pro rata share of all fees, costs and expenses of the arbitrators, and notwithstanding any law to the contrary, each party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to enforce any award rendered by the Arbitration Panel, the prevailing party in such a proceeding will be entitled to recover reasonable attorneys' fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

                  (7) Nothing in this Section 20.21 shall be construed to prevent any party from seeking from a court a temporary restraining order or other temporary or preliminary injunctive relief pending final resolution of a Dispute pursuant to this Section 20.21.

         20.22 Survival. All statements contained in any of these instruments, certificates, opinions or other writings shall be deemed to be representations and warranties under this Agreement. The representations, warranties and indemnities made by the parties in this Agreement, or in instruments, certificates, opinions, or other writings provided for in the covenants and agreements to be performed or complied with by the respective parties under it for or upon the closing date, shall be deemed to be continuing and shall survive the closing as limited by this Agreement. Nothing in this paragraph shall affect the obligations and indemnities of the parties with respect to covenants and agreements contained in this Agreement that are permitted to be performed, in whole or in part, after the closing date.

         20.23 Headings. The paragraphs headings used in this Agreement are for reference and convenience only and shall not in any way limit or amplify the terms and provisions hereof, nor affect the interpretation of this Agreement.

         20.24 Non-Assignability/Succession. This Agreement is personal in nature and is not assignable by either party without the prior written consent of the non-assigning party. Any purported assignment or delegation shall be null and void and of no force and effect unless consented to by all parties. This Agreement shall be binding upon and inure to the benefit to the parties and their respective heirs, legatees, legal representatives, successors and permitted assigns.

         20.25 Notice. Notices given under this Agreement shall be writing and shall be either served personally or delivered by first-class U.S. mail, postage prepaid. Notice shall be deemed received at the earlier of actual receipt or three (3) days following deposit in the U.S. mail, postage prepaid. Notices shall be directed to the following addresses, provided that a party may change his address for notice by giving written notice to all other parties in accordance with this paragraph:.

Parent:

Eco Soil Systems, Inc.,
10890 Thornmint Road #200
San Diego, California 92127
Fax:

Subsidiary::

Eco Specialty, Inc. 10890
Thornmint Road #200
San Diego, California 92127
Fax:

         In each case, with a copy to:

         Thomas Edwards, Esq.
         Latham & Watkins
         701 B Street, Suite 2100
         San Diego,CA 92101-8197
         Telephone (619) 235-1234
         Fax (619) 696-7419

Target and Shareholders:

Kevin Lyons
128 Fiasco Hill Road
Sturbridge, MA 01566
Fax: 508-347-8070

David Schermerhorn
274 Little Alum Road
Brimfield, MA 01010
Fax:

With a copy to:

Alan L. Reische, Esq.
Sheehan Phinney Bass + Green, PA
1000 Elm Street, PO Box 3701
Manchester, NH 03105
Fax: 603-627-8121

         20.26 Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or actions over or against any party to this Agreement.

         20.27 Time of Essence. Time is of the essence of this Agreement.

         20.28 Waiver. The failure of either party at any time to enforce any of the provisions of this Agreement, or any rights it may have in respect thereto, or to exercise any right herein provided, shall in no way be considered to be a waiver of such provisions or rights or in any way affect the validity of this Agreement.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this _______________ day of ____________, 1996.

/s/ Kevin Lyons
-----------------------------------           --------------------------------
Kevin Lyons                                   WITNESS

/s/ David Schermerhorn
-----------------------------------           --------------------------------
David Schermerhorn                            WITNESS


ECO SOIL SYSTEMS, INC.

By: /s/William B. Adams
    -------------------------------           --------------------------------
    Chairman and CEO                                        Attest


ECO SPECIALTY, INC.

By: /s/ Jeffrey A. Johnson
    -------------------------------           --------------------------------
    President


Target:

TURF SPECIALTY, INC.

By:
    -------------------------------           --------------------------------
    President


                                   APPENDIX A

                                GLOSSARY OF TERMS

         The following terms have the meanings set forth where used in the Agreement and Plan of Merger and identified with initial capital letters:

TERM                          DEFINITION

AAA                           As defined in Section 20.21 of the Agreement.

Agreement                     As defined in the preamble to the Agreement.

Amended Return                As defined in Section 3.7(c) of the Agreement.

Amended Return Years          As defined in Section 3.7(c) of the Agreement.

Ancillary Agreements          As defined in Section 14.5 of the Agreement.

Arbitration Demand            As defined in Section 20.21 (1) of the Agreement.

Arbitration Panel             As defined in Section 20.21 (1) of the Agreement.

Bank Facility                 As defined in Section 17.7 of the Agreement.

Bigelow                       As defined in Section 3.3(1) of the Agreement.

Cash Payment                  As defined in Section 3.1 (2)(a) of the Agreement.

Claim                         As defined in Section 17.4 of the Agreement.

Closing                       As defined in Section 4.3 of the Agreement.

Constituent Corporations      As defined in the preamble to the Agreement.

DFO Accounts                  As defined in Section 3.7 of the Agreement.

Dispute                       As defined in Section 20.21 of the Agreement.

Disputing Party               As defined in Section 20.21 of the Agreement.

Distribution                  As defined in Section 3.3 (5) of the Agreement.

Effective Date of the Merger  As defined in Section 4.1 of the Agreement.

Escrow Agent                  As defined in Section 3.2 (a) of the Agreement.

Escrow Agreement              As defined in Section 17.6 of the Agreement.

Indemnity Agreement           As defined in Section 14.3(c) of the Agreement

Investment  Representations   As defined in Section 3.8 of the Agreement.

Labonte Lease                 As defined in Section 3.6 of the Agreement.

Lease Assumption              As defined in Section 3.6 of the Agreement.

Merger Shares                 As defined in Section 3.7 of the Agreement.

Net Assets                    As defined in Section 3.3 (6)(b) of the Agreement.

Parent                        As defined in the preamble to the Agreement.

Parent Financial  Statements  As defined in Section 6.3 of the Agreement.

Parent Stock                  As defined in Section 3.1 (2) (b) of the Agreement.

Payment Shares                As defined in Section 3.7(f) of the Agreement.

Pledge                        As defined in Section 3.l (2) (c) of the Agreement

Post-Closing Audit            As defined in Section 3.3 (1) of the Agreement.

Post-Closing Loan             As defined in Section 3.4(1) of the Agreement.

Purchase Notes                As defined in Section 3.1 (2) ( c ) of the
                              Agreement; Exhibits A-1 and A-2 of the
                              Agreement.

Put Right                     As defined in Section 3.3 (2) (b) of the Agreement.

Refunds                       As defined in Section 3.7(d) of the Agreement.

Registration Rights           As defined in Section 19A of the Agreement.

Release                       As defined in Section 5.15 of the Agreement.

Rights Holder                 As defined in Section 19A( I ) of the Agreement.

Shareholder or Shareholders   As defined in the preamble to the Agreement.

Standard Accounting Practices As defined in Section 3.3 (6)(a) of the Agreement.

SubChapter S corporation      As defined in Section 3.7(d) of the Agreement.

Subsidiary                    As defined in the preamble to the Agreement.

Subsidiary Shares             As defined in Section 3.3 (2) (b) of the Agreement.

Target                        As defined in the preamble to the Agreement.

Target Financial Statements   As defined in Section 5.5 of the Agreement.

Target Stock                  As defined in Section 3.1 (2) of the Agreement.

Tender Shares                 As defined in Section 3.7(g) of the Agreement.

Test Period                   As defined in Section l 9 of the Agreement.

Year-End Financial Statement  As defined in Section 3.3 (3) of the Agreement.



                          AGREEMENT AND PLAN OF MERGER

                                                 October 28, 1996


VIA FACSIMILE

Mr. Kevin Lyons
128 Fiske Hill Road
Sturbridge, MA  01566

Mr. David Schermerhorn
274 Little Alum Road
Brimfield, MA  01010

                  Re:      Agreement and Plan of Merger

Gentlemen:

                  This will confirm our discussions in which we have agreed to amend our existing Agreement and Plan of Merger (the "Merger Agreement") as follows:

                  Specifically, Eco Soil, Inc. ("Eco Soil") and you have each agreed:

                  1. The parties will extend the date for the funding of the $250,000 Post Closing Loans to the earlier of five (5) business days following the closing of Eco Soil's initial public offering or December 15, 1996 (the "Extension Date"). In addition, Eco Soil agrees to pay on or before the Extension Date accrued interest on such amount at the interest rate contained in the Purchase Notes from August 1, 1996 through the Extension Date.

                  2. Such funds will be held in accordance with the terms of the Escrow Agreement. On or before the Extension Date, Eco Soil shall deliver to the Escrow Agent the sum of $1,000,000 constituting the entire amount of principal outstanding under the Purchase Notes.

                  3. Eco Soil will pay on or before the Extension Date any currently unpaid interest on the Purchase Notes which is now due and owing together with all late payment penalties due pursuant to Section 2.1 of the Purchase Notes and Eco Soil will pay any future interest payments on the Purchase Notes as they come due in accordance with their terms.

                  4. Eco Soil will provide Shareholders with monthly financial statement no later than the fifteenth day of the following month commencing November 15, 1996 until such time as all payments due to Shareholders pursuant to Section 3 of the Merger Agreement shall have been paid in full.

                  5. Except as set forth herein, the Merger Agreement and the Ancillary Agreements shall remain in full force and effect and the provisions of which are hereby incorporated by reference. Capitalized terms used herein shall have the same meaning as in the Merger Agreement and the ancillary Agreements. None of the provisions of the Merger Agreement or the Ancillary Agreements have been waived, modified or abrogated except as is expressly provided in this document with respect to rescheduling payments. Nothing is expressly provided in this document with respect to rescheduling of payments. Nothing herein implies any obligations of Shareholders to waive any future defaults by Eco Soil.

                  6. As consideration for entering into this Amendment, Eco Soil will provide to each of the Shareholders warrants to purchase 10,000 shares of Eco Soil Common Stock in the form previously provided.

                  If the foregoing comports with your understanding of our agreement, please countersign in the space below whereupon this will become a binding Amendment among us.

                  Thank you very much for your courtesy and cooperation.

                                    Very truly yours,

                                    Eco Soil Systems, Inc.

                                    By:  /s/ William B. Adams
                                         ------------------------------------
                                    Its: CEO
                                         ------------------------------------


                                    Turf Specialty, Inc.

                                    By:  /s/ William B. Adams
                                         ------------------------------------
                                    Its: CEO
                                         ------------------------------------


ACCEPTED AND AGREED TO:


/s/ Kevin Lyons
--------------------------------------
Kevin Lyons

/s/ David Schermerhorn
--------------------------------------
David Schermerhorn